                                                                   EXHIBIT 10.53

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                 CIVCO MEDICAL INSTRUMENTS CO., INC., AS BUYER,

                             COLORADO MEDTECH, INC.

                                       AND

                               THE STOCKHOLDERS OF

                 BARZELL WHITMORE MAROON BELLS, INC., AS SELLERS

                          DATED AS OF FEBRUARY 7, 2002

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                                Table of Contents


1. Definitions......................................................................................................1
2. Purchase and Sale of Company Shares..............................................................................6
   (a)  Basic Transaction...........................................................................................6
   (b)  Purchase Price..............................................................................................6
   (c)  The Closing.................................................................................................6
   (d)  Deliveries at the Closing...................................................................................6
   (e)  Purchase Price Adjustment...................................................................................7
   (f)  Milestone Payments..........................................................................................8
   (h)  Payment Limit..............................................................................................10
   (i)  Adjustments to CMED Stock..................................................................................10
3. Representations and Warranties Concerning the Transaction.......................................................11
   (a)  Representations and Warranties of Sellers..................................................................11
   (b)  Representations and Warranties of Buyer....................................................................12
   (c)  Representations and Warranties of CMED.....................................................................13
4. Representations and Warranties Concerning the Company...........................................................14
   (a)  Organization, Qualification, and Corporate Power...........................................................14
   (b)  Capitalization.............................................................................................15
   (c)  Noncontravention...........................................................................................15
   (d)  Brokers' Fees..............................................................................................15
   (e)  Title to Assets............................................................................................15
   (f)  Subsidiaries...............................................................................................15
   (g)  Financial Statements.......................................................................................16
   (h)  Events Subsequent to September 30, 2001....................................................................16
   (i)  Undisclosed Liabilities....................................................................................18
   (j)  Legal Compliance...........................................................................................18
   (k)  Company Permits............................................................................................18
   (l)  Tax Matters................................................................................................18
   (m)  Real Property..............................................................................................19
   (n)  Intellectual Property......................................................................................20
   (o)  Tangible Assets............................................................................................21
   (p)  Inventory..................................................................................................22
   (q)  Contracts..................................................................................................22
   (r)  Powers of Attorney.........................................................................................23
   (s)  Insurance..................................................................................................23
   (t)  Litigation.................................................................................................23
   (u)  Product Warranty...........................................................................................23
   (v)  Product Liability..........................................................................................24
   (w)  Employees..................................................................................................24
   (x)  Employee Benefits..........................................................................................24
   (y)  Guaranties.................................................................................................26
   (z)  Environmental, Health, Safety and Other Regulatory Matters.................................................26
   (aa) Certain Business Relationships with the Company............................................................27
   (bb) Disclosure.................................................................................................28

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

5. Pre-Closing Covenants.........................................................................................28
   (a) General...................................................................................................28
   (b) Notices and Consents......................................................................................28
   (c) Operation of Business.....................................................................................28
   (d) Preservation of Business..................................................................................28
   (e) Full Access...............................................................................................28
   (f) Notice of Developments....................................................................................29
   (g) Exclusivity...............................................................................................29
6. Post-Closing Covenants........................................................................................29
   (a) General...................................................................................................29
   (b) ss.338(h)(10) Election and other Tax Matters..............................................................29
   (c) Transition................................................................................................31
   (d) Litigation Support........................................................................................31
   (e) Confidentiality...........................................................................................32
   (f) Repayment of Outstanding Line of Credit...................................................................11
7. Conditions to Obligation to Close.............................................................................32
   (a) Conditions to Obligation of Buyer and CMED................................................................32
   (b) Conditions to Obligation of Sellers.......................................................................34
8. Remedies for Breaches of This Agreement.......................................................................35
   (a) Survival of Representations and Warranties................................................................35
   (b) Indemnification Provisions for Benefit of Buyer and CMED..................................................35
   (c) Indemnification Provisions for Benefit of Sellers.........................................................36
   (d) Matters Involving Third Parties...........................................................................37
   (e) Determination of Adverse Consequences.....................................................................38
   (f) Other Indemnification Provisions..........................................................................39
9. Termination...................................................................................................39
   (a) Termination of Agreement..................................................................................39
   (b) Effect of Termination.....................................................................................40
10. Miscellaneous................................................................................................40
   (a) Nature of Certain Obligations.............................................................................40
   (b) Press Releases and Public Announcements...................................................................40
   (c) No Third-Party Beneficiaries..............................................................................40
   (d) Entire Agreement..........................................................................................40
   (e) Succession and Assignment.................................................................................40
   (f) Counterparts..............................................................................................41
   (g) Headings..................................................................................................41
   (h) Notices...................................................................................................41
   (i) Governing Law.............................................................................................42
   (j) Amendments and Waivers....................................................................................42
   (k) Severability..............................................................................................42
   (l) Expenses..................................................................................................42
   (m) Covenant Not to Compete...................................................................................42
   (n) Construction..............................................................................................44
   (o) Incorporation of Exhibits.................................................................................45


                                       ii
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

   (p) Specific Performance......................................................................................45
   (q) Submission to Jurisdiction................................................................................45
   (r) Arbitration...............................................................................................45

Exhibit A--Historical Financial Statements
Exhibit B--Form of Sarasota Lease
Exhibit C--Form of Employment Agreements
Exhibit D--Form of Opinion of Counsel to Sellers
Exhibit E--Form of Piggyback Registration Rights Agreement
Exhibit F--Form of Opinion of Counsel to Buyer

Annex I--Exceptions to Sellers' Representations and Warranties Concerning the Transaction

Annex II--Exceptions to Buyer's Representations and Warranties Concerning the Transaction

Disclosure Schedule--Exceptions to Representations and Warranties Concerning the Company

Schedule 2(f)--Example of Milestone Payment and Annual Incentive Payment

Allocation Schedule

                            STOCK PURCHASE AGREEMENT

         Agreement entered into as of February 7, 2002, by and among CIVCO Medical Instruments Co., Inc., an Iowa corporation ("Buyer") and a wholly owned subsidiary of Colorado MEDtech, Inc., a Colorado corporation ("CMED"), and Winston E. Barzell and Willet F. Whitmore III (each, a "Seller" and, collectively, the "Sellers"). Each of Buyer, CMED and the Sellers are referred to in this Agreement as a "Party" and collectively as the "Parties."

         Sellers in the aggregate own all of the outstanding capital stock of Barzell Whitmore Maroon Bells, Inc., a Florida corporation (the "Company").

         This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding capital stock of the Company in return for cash and common stock of CMED.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "Accountants" has the meaning set forth in ss.2(e).

         "Acquisition Target" has the meaning set forth in ss.10(m).

         "Adjustment Statement" has the meaning set forth in ss.2(e) .

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person and, in the case of an individual, includes the individual's immediate family, and the trustees of a trust the beneficiaries of which include any one or more of the foregoing.

         "Affiliated Group" means any affiliated group within the meaning of Code ss.1504(a).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Business" means the business of designing, manufacturing or selling the line of medical products and related products and product extensions in the Positioning and Stabilizing Devices, E-Movers and Disposables product families in the fields of prostate cancer and treatment of benign prostrate hyperplasia, colo-rectal surgery, laparoscopic surgery, radiology, general surgery and urology as presently engaged in or proposed to be engaged in by the Company as of the Closing and after the Closing Date, and shall also include any new products developed by Sellers or Buyer for the Company in such product families, and shall exclude any products in the above-listed families sold by Buyer or CMED as of the Closing Date.

         "Business Day" means any day other than a Saturday, a Sunday or a United States federal or a Colorado or New York State banking holiday.

         "Buyer" has the meaning set forth in the second paragraph of this Agreement.

         "Closing" has the meaning set forth in ss.2(c).

         "Closing Balance Sheet" has the meaning set forth in ss.2(e).

         "Closing Date" has the meaning set forth in ss.2(c).

         "CMED Stock" has the meaning set forth in ss.2(b).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the first paragraph of this Agreement.

         "Company Permits" has the meaning set forth in ss.4(k).

         "Company Share" means any share of the Common Stock, par value $1.00 per share, of the Company.

         "Confidential Information" means any information concerning the business and affairs of the Company that is not already generally available to the public.

         "Cumulative Gross Profit Statement" has the meaning set forth in ss.2(f).

         "Cumulative Income Statement" has the meaning set forth in ss.2(f).

         "Disclosure Schedule" has the meaning set forth in ss.4.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an

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Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss.3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss.3(1).

         "Employment Agreements" has the meaning set forth in ss.7(a).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code ss.414.

         "Financial Statement" has the meaning set forth in ss.4(g).

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Gross Profit of the Business" has the meaning set forth in ss.2(f).

         "JAG" has the meaning set forth in ss.10(r).

         "Incentive Cap" has the meaning set forth in ss.2(g).

         "Indemnified Party" has the meaning set forth in ss.8(d).

         "Indemnifying Party" has the meaning set forth in ss.8(d).

         "Initial Cash Price" has the meaning set forth in ss.2(b).

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and

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whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Leased Real Property" has the meaning set forth in ss.4(m).

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Material Adverse Change" with respect to the Company means a change, event or occurrence that individually, or together with any other change, event or occurrence, has a material adverse impact on the financial position, business, or results of operations of the Company and a "Material Adverse Change" shall be deemed to have occurred if any such material adverse impact exists on any date, without regard to the duration of such material adverse impact; provided, however, that the term "Material Adverse Change" shall not include (i) changes in the industry or markets in which the Company operates,
(ii) changes in GAAP, (iii) actions or omissions of the Company taken with the prior written consent of Buyer, or (iv) any matter set forth in the Schedules attached hereto.

         "Material Contract" has the meaning set forth in ss.4(q).

         "Milestone Payments" has the meaning set forth in ss.2(f).

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in ss.4(g).

         "Most Recent Fiscal Month End" has the meaning set forth in ss.4(g).

         "Most Recent Fiscal Year End" has the meaning set forth in ss.4(g).

         "Multiemployer Plan" has the meaning set forth in ERISA ss.3(37).

         "Non-Compete Period" has the meaning set forth in ss.10(m).

         "NTB Obligations" has the meaning set forth in ss.2(i).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the first paragraph of this Agreement.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Pre-Closing Tax Period" has the meaning set forth in ss.6(b).

         "Purchase Price" has the meaning set forth in ss.2(b).

         "Purchase Price Adjustment" has the meaning set forth in ss.2(e).

         "Sarasota Lease" has the meaning set forth in ss.7(a).

         "SEC" means the Securities and Exchange Commission.

         "ss.338(h)(10) Election" has the meaning set forth in ss.6(b).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the first paragraph of this Agreement.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in ss.8(d).

         2. Purchase and Sale of Company Shares.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each of the Sellers, and each of the Sellers agrees to sell to Buyer, all of his Company Shares for the consideration specified below in this ss.2.

         (b) Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by Buyer to Sellers for the Company Shares shall be (i) 127,000 shares of Common Stock, no par value per share, of CMED (the "CMED Stock"), subject to adjustment as provided in ss.2(h), (ii) two million dollars ($2,000,000) in cash, (the "Initial Cash Price"), subject to adjustment as provided in ss.2(e) and (iii) any Milestone Payments payable under ss.2(f), subject to adjustment as provided in ss.2(g). The Initial Cash Price shall be adjusted as set forth in ss.2(e). At Closing, Buyer shall deliver to Sellers certificates representing the CMED Stock and the Initial Cash Price, which shall be transferred to such accounts as Sellers designate in writing to Buyer at least two (2) Business Days prior to the Closing Date. The Purchase Price shall be allocated among Sellers in proportion to their respective holdings of Company Shares as set forth in ss.4(b) of the Disclosure Schedule.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bartlit Beck Herman Palenchar & Scott in Denver, Colorado, commencing at 9:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Sellers may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than February 11, 2002.

         (d) Deliveries at the Closing. At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in ss.7(a), (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in ss.7(b), (iii) each of Sellers will deliver to Buyer stock certificates representing all of his Company Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Sellers the consideration specified in ss.2(b)(i) and (ii) above.

         (e) Purchase Price Adjustment. Buyer and Sellers agree to make an adjustment to the Initial Cash Price (the "Purchase Price Adjustment"), which may be a positive or negative number, based upon the dollar for dollar variance between the balance sheet items listed below compared to any increase or decrease of the balance sheet of the Company as of the Closing Date (the "Closing Date Balance Sheet"), prepared in accordance with GAAP, applied on a basis consistent with the Company's accounting practices. Within sixty (60) days after the Closing Date, Buyer shall, at its sole cost and expense, prepare and deliver to Buyer and Sellers (i) the Closing Balance Sheet and (ii) a written statement (the "Adjustment Statement") prepared by the Vice President of Finance and Administration of Buyer certifying the amount of the Purchase Price Adjustment and setting forth the calculation of such amount. The balance sheet items and amounts to be compared to the Closing Balance Sheet for calculation of the Purchase Price Adjustment shall be as follows:

         ASSETS:                                  NOT LESS THAN:
         Accounts Receivable                      $100,000
         Machinery and equipment, net              $50,000
         Inventory                                $150,000
         Due from Barzell                          0
         Due from Whitmore                         0

         LIABILITIES:                             NOT MORE THAN:
         Accrued Pension Payable                   0
         Note Payable - Barzell                    0
         Note Payable - Whitmore                   0
         Note Payable - Wilson                     0
         Total Notes Payable                      $250,000
         Total Liabilities                        $300,000

         TOTAL STOCKHOLDERS' EQUITY               NOT LESS THAN ZERO

         Adjustments for any of the above balance sheet items shall only be made to the extent not already included in the Purchase Price Adjustment. For example, if Notes Payable equal $260,000 and Total Liabilities equal $340,000, then the resulting adjustment for these two items combined would be a reduction in the Purchase Price of $40,000. In addition, the Purchase Price Adjustment shall reflect (and the Purchase Price shall be reduced by) the amount of any severance payments due and owing to employees of the Company as a result of any termination of employment in connection with the transactions contemplated by this Agreement, which severance payments are made at or after the Closing Date by Buyer. Notwithstanding the foregoing, if Sellers repay the NTB Obligations prior to the Closing Date, then the Initial Cash Price payable at Closing shall be increased by the amount of such payment and not included in the post-Closing Purchase Price

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

Adjustment.

         If, within fifteen (15) Business Days following delivery of the Closing Balance Sheet and Adjustment Statement to Sellers, Sellers shall not have given Buyer notice of their objection to any of the computations therein (which notice shall contain a statement of the basis of such objection), then the Purchase Price Adjustment reflected in the Adjustment Statement will be final and binding upon the Parties, absent manifest error. If Sellers give notice to Buyer of their objection, and the Parties are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, such issues will be submitted to Andersen LLP, certified public accountants (the "Accountants") for resolution. If any such disputed issues are submitted to the Accountants for resolution, (x) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to such issues and to discuss the same with the Accountants; (y) the computation of the Purchase Price Adjustment by the Accountants, as set forth in a notice delivered to all Parties by the Accountants, will be binding and conclusive on the Parties; and (z) the fees of the Accountants for such determination will be borne 50% by Buyer and 50% by Sellers.

         Within fifteen (15) Business Days of Sellers' receipt of the Adjustment Statement, if the Purchase Price Adjustment is a positive number, it shall be paid by Buyer to Sellers, and if it is a negative number, it shall be paid by Sellers to Buyer, in either case within said time period by wire transfer of immediately available funds. Any such payment to Sellers shall be made in the manner provided for in ss.2(b) and shall be allocated in the proportions provided for therein; and any such payment to Buyer shall be made by wire transfer to such bank account as Buyer will specify. In the event Sellers object to the Adjustment Statement pursuant to the preceding paragraph, any additional amounts payable to either Buyer or Sellers as a result of the final computation by the Accountants shall be paid within five (5) Business Days of receipt of the final computation by the Accountants.

         (f) Milestone Payments. As consideration for Buyer's purchase of the Company Shares from Sellers, Buyer shall pay to Sellers contingent purchase price payments ("Milestone Payments") based upon the Gross Profit of the Business as set forth herein. During the period (the "Purchase Period") commencing on the first Business Day of the calendar month in which the Closing occurs and ending on the last day of the sixty-sixth (66) month thereafter, Buyer shall pay to Sellers Milestone Payments of $440,000 each in up to five separate payments, totaling up to $2,200,000 in the aggregate, if, as and when the Gross Profit of the Business since the beginning of the Purchase Period (the "Cumulative Gross Profit") equals or exceeds each of the Cumulative Gross Profit milestones set forth below:

         MILESTONE                  CUMULATIVE GROSS PROFIT

         First                      $1,320,000
         Second                     $3,240,000
         Third                      $5,460,000
         Fourth                     $8,280,000



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         Fifth                      $11,580,000

         As used herein, the term "Gross Profit of the Business" for any period shall mean (i) the revenues attributable to the Business for such period (including any revenue received by Buyer or the Company from licenses to Persons other than an Affiliate of the Company of intellectual property used in the Business), less (ii) the cost of goods sold attributable to the Business for such period, in each case, calculated in accordance with GAAP, applied on a basis consistent with Buyer's accounting practices as they existed prior to the Closing Date, but excluding revenue and cost of goods sold attributable to any Person, or substantially all of the assets of any Person, acquired by Buyer after the Closing Date. For purposes of this calculation, cost of goods sold shall include labor, materials and manufacturing overhead for the specific goods sold without allocation of general overhead or sales and marketing expenses, and in no event shall the cost of goods sold attributable to a particular good exceed the amount such item would cost if it were purchased by the Company from an unaffiliated third party. An example setting forth the calculation of Milestone Payments pursuant to this section and Annual Incentive Payments pursuant to the Employment Agreements is set forth in Schedule 2(f) to this Agreement, however, the inclusion of such example is for purely illustrative purposes only and, in the case of any conflict between such example and the terms of this ss.2(f) (in the case of the Milestone Payments) or the terms of the Employment Agreements (in the case of the Annual Incentive Payments), this Agreement or the applicable Employment Agreement, as the case may be, shall govern.

         Each Milestone Payment shall be subject to deferral or reduction to the extent set forth in ss.2(g) of this Agreement. Within thirty (30) days of the end of each month during the Purchase Period, Buyer shall, at its sole cost and expense, prepare and deliver to Sellers (i) an income statement for the period commencing on the Closing Date and ending at such month end (the "Cumulative Income Statement"), prepared in accordance with GAAP, applied on a basis consistent with Buyer's accounting practices, and (ii) a written statement (the "Cumulative Gross Profit Statement") prepared by the Vice President of Finance of the Buyer certifying the cumulative amount of Gross Profit of the Business and the amount of any Milestone Payment for such period, and setting forth the calculation of such amounts.

         If, within fifteen (15) Business Days following delivery of the Cumulative Income Statement and Gross Profit Statement to Sellers, Sellers shall not have given Buyer notice of their objection to any of the computations therein (which notice shall contain a statement of the basis of such objection), then the cumulative Gross Profit of the Business and the Milestone Payment reflected in the Cumulative Gross Profit Statement will be final and binding upon the Parties, absent manifest error. If Sellers give notice to Buyer of their objection, and the Parties are unable to resolve the issues in dispute within thirty (30) days after delivery of such notice of objection, such issues will be submitted to the Accountants for resolution. In the course of resolving any issues so submitted to the Accountants, the Accountants may refer to the example setting forth the calculation of Milestone Payments and Annual Incentive Payments set forth in Schedule 2(f), however, in the case of any conflict between such example and the terms of ss.2(f) (in the case of the Milestone Payments) or the terms of the Employment Agreements (in the case of the Annual Incentive Payments), this Agreement or the applicable Employment Agreement, as the case may be, shall govern. If any such disputed issues are submitted to the Accountants for resolution, (x) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to such issues and to discuss the same with the Accountants; (y) the computation of the cumulative Gross Profit of the Business and the Milestone Payment (if any) by the Accountants, as set forth in a notice delivered to all Parties by the Accountants, will be binding and conclusive on the Parties; and (z) the fees of the Accountants for such determination will be borne 50% by Buyer and 50% by Sellers.

         The Milestone Payment (if any) due and payable to Sellers for such period shall be paid by Buyer promptly within five (5) Business Days of Sellers' receipt of the Cumulative Income Statement and the calculation of the Milestone Payments as reflected in the Cumulative Gross Profit Statement. Notwithstanding the immediately preceding sentence, the Fifth Milestone Payment (if any) shall not be due and payable to Sellers until the date that is at least sixty (60) months after the Closing Date. In the event Sellers object to the Cumulative Income Statement and the Cumulative Gross Profit Statement pursuant to the preceding paragraph, any additional Milestone Payments due as determined in the Accountants' final computation of cumulative Gross Profit of the Business shall be paid within five (5) Business Days of receipt of the Accountants' final computation of cumulative Gross Profit.

         (g) Payment Limit. If, at any time during the Purchase Period, the sum of (i) the Milestone Payments payable pursuant to ss.2(f), plus (ii) the Annual Incentive Payments (as defined in the Employment Agreements) payable to Sellers pursuant to their respective Employment Agreements shall exceed the Incentive Cap (as hereinafter defined) for such Contract Year, then the next Milestone Payment (if any) shall be reduced to the extent of such excess; provided, however, that for purposes of calculating any Taxes due on such payments, Buyer and Sellers agree that any such reduction shall be deemed to first be a reduction in Annual Incentive Payments (in proportion to such Seller's Pro Rata Share (as such term is defined in the Employment Agreements) and thereafter to be a reduction in Milestone Payments. As used herein, the term "Incentive Cap" means, with respect to any Contract Year, the sum of (x) the then applicable total Milestone Payments made to the Sellers since the Closing Date, plus (y) twenty percent (20%) of the actual cumulative gross margin that then exceeds the applicable Cumulative Annual Gross Margin Baseline for such Contract Year.

         CONTRACT YEAR     CUMULATIVE ANNUAL GROSS MARGIN BASELINE

         Year 2                     $3,240,000
         Year 3                     $5,460,000
         Year 4                     $8,280,000
         Year 5                     $11,580,000

         (h) Adjustments to CMED Stock. If, prior to Closing Date, CMED effects a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares or other classes, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, then the number of shares of CMED Stock to be issued pursuant to ss.2(b) will be adjusted appropriately so as to reflect such change.

         (i) Repayment of Outstanding NTB Obligations. On the Closing Date, Buyer shall repay the outstanding obligations (the "NTB Obligations") of the Company to Northern Trust Bank of Florida N.A. in an aggregate amount not to exceed $250,000, including the following: (i) the Business Line of Credit represented by an Unsecured Promissory Note in the amount of $200,000, of which $50,127.78 is presently outstanding; and (ii) the Business Loan represented by a Promissory Note in the amount of $220,000, of which $179,368.35 is presently outstanding.

         3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties of Sellers. Each of the Sellers represents and warrants to Buyer and CMED that the statements contained in this ss.3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(a)) with respect to himself, except as set forth in Annex I attached hereto.

                  (i) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) except as set forth in Section ss.3(a)(ii)(B) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject, except in the case of (ii) for such breaches or defaults as would not, individually or in the aggregate, result in a Material Adverse Change.

                  (iii) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

                  (iv) Investment. The Seller (A) understands that the shares of CMED Stock have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the shares of CMED Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding unregistered CMED Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding unregistered CMED Stock, and
         (F) is an "accredited investor" as such term is defined under the Securities Act.

                  (v) Company Shares. The Seller holds of record and owns beneficially the number of Company Shares set forth next to his name in ss.4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.

         (b) Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that the statements contained in this ss.3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(b)), except as set forth in Annex II attached hereto.

                  (i) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or
         (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

                  (iv) Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

                  (vii) Investment. Buyer is not acquiring the Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         (c) Representations and Warranties of CMED. CMED represents and warrants to Sellers that the statements contained in this ss.3(c) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3(c)), except as set forth in Annex II attached hereto.

                  (i) Organization of CMED. CMED is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (ii) Authorization of Transaction. CMED has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of CMED, enforceable against CMED in accordance with its terms and conditions. CMED need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Capitalization. The entire authorized capital stock of CMED consists of 25,000,000 shares of common stock, no par value per share, of which 13,043,048 shares are issued and outstanding as of February _, 2002, and 5,000,000 shares of preferred stock, none of which are outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of CMED have been duly authorized, are validly issued, fully paid, and nonassessable. The issuance and sale of the shares of CMED Stock to Sellers has been duly authorized by requisite corporate action on the part of CMED and, when delivered to and paid for Sellers in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

                  (iv) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CMED is subject or any provision of its charter or bylaws or
         (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which CMED is a party or by which it is bound or to which any of its assets is subject.

                  (v) SEC Documents. CMED has made available to Sellers true and complete copies of Buyer's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, all Forms 8-K and Forms 10-Q filed after the date of the last of the Form 10-K, and CMED's Proxy Statement relating to its 2001 Annual Meeting of Shareholders, (collectively, the "SEC Documents"). As of their respective filing dates, (i) each of the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any SEC Document was revised or superseded by a later filed form, report or other document filed by CMED.

                  (vi) Brokers' Fees. CMED has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

         4. Representations and Warranties Concerning the Company. Sellers jointly and severally represent and warrant to Buyer and CMED that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the disclosure schedule delivered by Sellers to Buyer and CMED on the date hereof (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.4.

         (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. ss.4(a) of the Disclosure Schedule lists the directors and officers of the Company. Sellers have delivered to Buyer correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

         (b) Capitalization. The entire authorized capital stock of the Company consists of 1,000,000 shares of Common Voting Stock, of which 200 shares are issued and outstanding, and 1,000,000 shares of Non-Voting Common Stock, none of which are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in ss.4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Other than as set forth in ss.4(b) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) except as set forth in ss.4(c)(ii) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except in the case of (ii) for such breaches or defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (d) Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (f) Subsidiaries. The Company does not have any Subsidiaries and does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.

         (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively, the "Financial Statements"): (i) unaudited balance sheets and statements of income as of and for the fiscal year ended December 31, 2000 (the "Most Recent Fiscal Year End") and as of and for the fiscal years ended December 31, 1999 and December 31, 1998; and (ii) unaudited balance sheets and statements of income (the "Most Recent Financial Statements") as of and for the eleven months ended November 30, 2001 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and are consistent with the books and records of the Company; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         (h) Events Subsequent to November 30, 2001. Except as otherwise contemplated by this Agreement and except as set forth in ss.4(h) of the Disclosure Schedule, since November 30, 2001, the Company has conducted its Business only in the Ordinary Course of Business and there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date, the Company has not:

                  (i) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) either involving more than $1,000 or outside the Ordinary Course of Business;

                  (ii) issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $1,000 singly or $5,000 in the aggregate;

                  (iii) imposed any Security Interest upon any of its assets, tangible or intangible;

                  (iv) sold, assigned, leased or transferred any of its tangible assets, except for sales of inventory in the Ordinary Course of Business;

                  (v) sold, assigned or transferred any patents, trademarks or trade names or any material copyrights, trade secrets or other intangible assets, except in the Ordinary Course of Business;

                  (vi) suffered any extraordinary losses or waived any rights material to the conduct of the Company's Business as presently conducted;

                  (vii) made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (viii) entered into, amended or extended any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

                  (ix) suffered any theft, damage, destruction or casualty loss to its property, whether or not covered by insurance;

                  (x) made any change in employment terms for any of its directors or officers, or any material change in the employment terms for any of its employees outside the Ordinary Course of Business;

                  (xi) made any change in its accounting methods, principles or practices not required by GAAP;

                  (xii) adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xiii) granted any increase in the base compensation of any of its directors, officers and employees outside of the Ordinary Course of Business, or made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiv) made any payment (including any dividends or other distributions with respect to the Common Stock) to any Seller or any Affiliate of any Seller (other than compensation otherwise payable in the Ordinary Course of Business to any Seller employed by the Company and other than as contemplated by this Agreement) or forgiven any indebtedness due or owing from any Seller or any Affiliate of any Seller to the Company;

                  (xv) issued sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

                  (xvi) (A) except in the Ordinary Course of Business, liquidated inventory or accepted product returns, (B) accelerated accounts receivable, (C) except where consistent with the Company's practices not to pay for defective goods or for services not requested, delayed or postponed the payment of accounts payable or other Liabilities, or (D) changed in any material respect the Company's practices in connection with the payment of accounts payables in respect of purchases from suppliers; or

                  (xvii)   committed to do any of the foregoing.

          (i) Undisclosed Liabilities. The Company does not have any Liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any Liability for Taxes), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (or in any notes thereto or to the Financial Statements for the Most Recent Fiscal Year End) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (j) Legal Compliance. The Company is in compliance in all material respects with all applicable statutes, laws, ordinances, rules and regulations of federal, state and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

         (k) Company Permits. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all federal, state, local or foreign governmental regulatory agencies, authorities, courts or arbitration tribunals necessary for the lawful conduct of its Business (the "Company Permits"), except where the failure to hold such permits, licenses, variances, exemptions, orders and approvals would not reasonably be expected to have a Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Change.

         (l) Tax Matters.

                  (i) The Company has elected (with the consent of all of its shareholders), in compliance with all applicable legal requirements, to be taxed under Subchapter S of the Code and corresponding provisions under any applicable state and local laws, rules and regulations and such elections are in effect for the Company. No action has been taken by the Company or any shareholder of the Company that may result in the revocation of any such elections. The Company has no "Subchapter C earnings and profits" as defined in ss.1362(d) of the Code. The Company has no "net unrealized built-in gain" as such term is defined in ss.ss.1374(d)(1) and 1374(d)(8) of the Code. To the Sellers' Knowledge, the Company has no liability, absolute or contingent, for the payment of any income Taxes under the Code or under the laws of such states or localities which afford tax treatment similar to that under Subchapter S of the Code. To the Sellers' Knowledge, the Company has filed all Tax Returns required to be filed by it (taking into account any extensions of due dates). To the Sellers' Knowledge, the Company has paid all material Taxes required to be paid by it (without regard to whether a Tax Return is required).

                  (ii) No Tax Return of the Company is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid. The federal income Tax Returns of the Company have not been examined by and settled with the Internal Revenue Service.

                  (iii) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes.

                  (iv) The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                  (v) The Company will not be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or ss.481 of the Code with respect to a change in method of accounting occurring before the Closing Date or comparable provisions of state, local or foreign tax law.

                  (vi) The Company has not filed a consent pursuant to or agreed to the application of ss.341(f) of the Code.

                  (vii) The Company has not, during the five-year period ending on the Closing Date, been a personal holding company within the meaning of ss.541 of the Code.

                  (viii) The Company has never filed or been included in any combined or consolidated tax return with any other person or been a member of an Affiliated Group filing a consolidated federal income Tax Return.

                  (ix) The Company will not be liable for any Tax under Code ss.1374 in connection with the deemed sale of the Company's assets (including the assets of any qualified subchapter S subsidiary) caused by the ss.338(h)(10) Election. The Company has not, in the past ten years, (A) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         (m) Real Property. The Company does not own any real property. All real property and interests in real property that are leased by the Company are referred to herein as "Leased Real Property." ss.4(m) of the Disclosure Schedule lists and describes briefly all Leased Real Property. Each of the leases listed on ss.4(m) of the Disclosure Schedule is in full force and effect and there is no existing default or event of default, real or claimed, or event which with notice or lapse of time or both would constitute a default thereunder by the Company or, to the Knowledge of any Seller, any other party to such real property leases. The buildings and improvements located on the Leased

Real Property are each in good repair and condition (normal wear and tear excepted), free from material structural defects and are in the aggregate sufficient for the Company's Business as presently conducted. The Leased Real Property is supplied with utilities and other services necessary for the operation of the Company's Business as presently conducted. The owner of the Leased Real Property has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (i) a first mortgage on the property in favor of Northern Trust Bank of Florida N.A., and (ii) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

         (n) Intellectual Property.

                  (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the Company's Businesses as presently conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company, except as provided in section ss.4(n)(ii) of the Disclosure Schedule.

                  (iii) ss.4(n)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Each pending patent application has been properly assigned to the Company and at Closing shall be owned by the Company. ss.4(n)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by any of the Company in connection with its Business. With respect to each item of Intellectual Property required to be identified in ss.4(n)(iii) of the Disclosure Schedule:

                           (A) the Company possesses all right, title, and
                  interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (D) the Company has not ever agreed to indemnify any
                  Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) The Company does not use, pursuant to any license, sublicense, agreement or permission, any Intellectual Property owned by a third party (excluding off-the-shelf software pursuant to "shrink-wrap" or similar license agreements).

                  (v) To the Knowledge of Sellers, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its Business as presently conducted.

                  (vi) Neither of Sellers has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Company.

                   (vii) Each of the Company's founders, employees, independent contractors and other persons or entities who, either alone or in concert with others, develop, invent, discover, derive, program or design secrets or other information used in the Company's business, or who has knowledge of or access to information relating to them, has entered or, prior to the Closing, will enter into a written agreement with the Company, (i) providing that these secrets and information are confidential and proprietary to the Company and are not to be divulged or misused, and (ii) transferring to the Company all of such employee's or other person's right, title and interest in and to such secrets and information and other intangible assets to the extent permitted by applicable law. A list of such employees is set forth in ss.4(n)(vii) of the Disclosure Schedule. There is no breach or, to the best of Seller's Knowledge, threatened breach of any such agreements.

         (o) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its Business as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (p) Inventory. The inventory of the Company is useable and saleable in the Ordinary Course of Business, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (or in the notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         (q) Contracts. ss.4(q) of the Disclosure Schedule lists the Material Contracts (as hereinafter defined) to which any of the Company is a party. Sellers have delivered to Buyer a correct and complete copy of each written Material Contract listed in ss.4(q) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.4(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. As used herein, "Material Contract" means any contract or agreement, written or oral (including any and all amendments thereto, but not including oral contracts in the case of clauses (b) or (i) below to which the Company is a party, or by which the Company or any of its assets is bound, and which (a) relates to indebtedness for borrowed money or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company, (b) relates to the purchase, maintenance or acquisition of, or sale or furnishing of, materials, supplies, merchandise, machinery, equipment, parts or any other property or services other than in the Ordinary Course of Business, (c) is a collective bargaining agreement, (d) obligates the Company not to compete with any business, or which otherwise restrains or prevents the Company from carrying on any lawful business or which restricts the right of the Company to use or disclose any information in its possession (excluding in each case customary restrictive covenants contained in agreements entered into in the Ordinary Course of Business), (e) relates to (i) employment, compensation, severance, or consulting between the Company and any of its officers or directors, or (ii) between the Company and any other employees or consultants of the Company who are entitled to compensation thereunder in excess of $50,000 per annum, (f) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $5,000 individually or $20,000 in the aggregate for any machinery, equipment, vehicle or other tangible personal property (whether the Company is a lessor or lessee), (g) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments to be made after the date hereof in excess of $5,000, (h) is a contract granting any Person a Security Interest in any of the assets of the Company, in whole or in part, (i) is a contract by which the Company retains any manufacturer's representatives, broker or other sales agent, distributor or representative or through which the Company is appointed or authorized as a sales agent, distributor or representative, (j) is a joint venture or partnership contract or a limited liability company operating agreement with any Seller, or with any Affiliate of any Seller or (k) any other agreement (or group of related agreements) the performance of the executory portion of which involves consideration in excess of $10,000 or which cannot be terminated by the Company upon 30 days notice.

         (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         (s) Insurance. ss.4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

                  (i) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (iii) the policy number and the period of coverage.

With respect to each such insurance policy: (A) the coverage provided by the policy is normal and customary for a company of similar size engaged in the Business or a business similar to the business; (B) the policy, if presently in effect, is legal, valid, binding, enforceable and in full force and effect; (C) the policy, if presently in effect, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (D) neither the Company nor, to Sellers' Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (E) since the date of the policy, no notice of cancellation or non-renewal with respect to the policy has been received by the Company. Such policies are sufficient for compliance with all requirements of law currently applicable to the Company and of all Material Contracts to which the Company is a party. There are no pending claims with respect to all such insurance policies.

         (t) Litigation. ss.4(t) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.4(t) of the Disclosure Schedule could result in any Material Adverse Change. None of Sellers has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company, except as set forth in 4(t) of the Disclosure Schedule.

         (u) Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company does not have any Liability (and to the Knowledge of the Sellers,there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (or in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company. No product manufactured, sold, leased, or delivered by any of the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. ss.4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

         (v) Product Liability. The Company does not have any Liability (and to the Knowledge of the Sellers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

         (w) Employees. Except as set forth in Section ss.4(w) to the Disclosure Schedule, to the Knowledge of Sellers, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of Sellers has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         (x) Employee Benefits.

                  (i) ss.4(x) of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute. With respect to each Employee Benefit Plan:

                           (A) each such Employee Benefit Plan (and each related
                  trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws;

                           (B) all required reports and descriptions (including
                  Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss.4980B (COBRA) have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                           (C) all contributions (including all employer
                  contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company, and there are no accumulated funding deficiencies with respect to any such Employee Pension Benefit Plan;

                           (D) each such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan has received a favorable determination letter from the Internal Revenue Service as to its qualification under ss.401(a) of the Code;

                           (E) The market value of assets under each such
                  Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination;

                           (F) no "prohibited transaction" (as such term is
                  defined in ss.406 of ERISA or ss.4975 of the Code) has occurred with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan (or its related trust) which could subject the Company or any officer, director or employee of the Company, to any Tax or penalty imposed under ss.4975 of the Code or liability under ss.406 of ERISA which would have a Material Adverse Effect;

                           (G) Sellers have delivered or made available to Buyer
                  correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan;

                           (H) no such Employee Benefit Plan which is an
                  Employee Pension Benefit Plan has been completely or partially terminated or has been the subject of a "reportable event" (as defined in ss.4043 of ERISA) as to which notices would be required to be filed with the PBGC which would have a material adverse effect. To the Knowledge of the Company, no proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than a Multiemployer Plan) has been instituted;

                           (I) the Company has not incurred any liability to the
                  PBGC (except for required premium payments, if any) under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan; and

                           (J) no action, suit, proceeding, hearing or
                  investigation with respect to the administration or the investment of assets of any such Employee Benefit Plan (other than routine claims for benefits) is, to the Knowledge of Sellers, pending or threatened.

                  (ii) The Company does not contribute to any Multiemployer Plan or have any Liability (including withdrawal liability as defined in ERISA ss.4201) under any Multiemployer Plan.

                  (iii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under ss.4980B of the Code. With respect to all of its past and present employees, the Company has complied in all material respects with the notice and continuation requirements of Part 6 of Subtitle B of Title I of ERISA and of ss.4980B of the Code.

         (y) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (z) Environmental, Health, Safety and Other Regulatory Matters.


                  (i) The Company has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements applicable to its business.

                  (ii) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

                  (iii) Except as set forth in ss.4(z) of the Disclosure Schedule, the Company has never received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iv) Except as set forth in ss.4(z) of the Disclosure Schedule, none of the following exists at any property or facility owned or operated by the Company: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  (v) Neither the Company, nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response,

         Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                  (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                  (vii) Neither the Company, nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                  (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                  (ix) The Company has provided Buyer copies of all Material Safety Data Sheets delivered to the Company in connection with any pollutants, contaminants, hazardous or toxic substances or petroleum currently or in the past used in the business of the Company.

                  (x) The Company has complied in all material respects with applicable regulatory requirements affecting the Business, and all product designs, manufacturing processes and equipment, and finished device products are in full compliance with the following quality systems and regulatory requirements: the Company's Quality Policy Manual, dated October 20, 2000, Food and Drug Administration Quality System Regulation 21CFR 820; Medical Device Directive MDD93/42 EEC-1993; ISO 9001-1994; and EN46001. Section ss.4(z) of the Disclosure Schedule lists all facility inspections by regulators resulting in any notice of infractions, warning or other action, voluntary or mandatory customer notifications, corrections, recalls, or withdrawal of products, reports of any device malfunction or defect that could potentially cause or has caused a death, injury, impairment, or adverse reaction, and any internal or customer driven corrective actions in the last three years. The Company has not conducted any clinical trials.

         (aa) Certain Business Relationships with the Company. Except as set forth in ss.4(aa) of the Disclosure Schedule, no officer, director or shareholder of the Company (nor any Affiliate or member of the immediate family of any such Person) (i) has any direct or indirect material ownership interest in any customer, supplier or competitor of the Company or in any Person from whom the Company leases real or personal property or (ii) is a party to any contract or transaction with the Company or has any interest in any property used by the Company.

         (bb) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.7).

         (b) Notices and Consents. Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its reasonable best efforts to obtain any third party consents, that Buyer or CMED reasonably may request in connection with the matters referred to in ss.4(c) above. Each of the Parties will (and Sellers will cause the Company to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(i), ss.3(b)(ii), and ss.4(c) above.

         (c) Operation of Business. Sellers will not cause or permit the Company to engage in any practice, take any action or enter into any transaction, outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not cause or permit the Company to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in ss.4(h) above; provided, however, that, notwithstanding the foregoing provision or any other provision of this Agreement, with the prior written consent of Buyer (which consent shall not be unreasonably withheld), Sellers may cause the Company to distribute its cash, cash equivalents and accounts receivable prior to the Closing Date, provided that such distributions would not give rise to a Purchase Price Adjustment pursuant to ss.2(e) of this Agreement.

         (d) Preservation of Business. Sellers will use their best efforts to cause the Company to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

         (e) Full Access. Each of Sellers will permit, and Sellers will cause the Company to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company for the purpose of enabling Buyer to conduct its continuing business, legal, environmental, financial and accounting due diligence regarding the Company. In addition, Sellers shall use their reasonable best efforts to provide Buyer with an opportunity to meet with the Company's key customers and distribution partners.

         (f) Notice of Developments. Sellers will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in ss.4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in ss.3 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) Exclusivity. From the date of this Agreement until the earlier of
(i) the Closing Date or (ii) the termination of this Agreement, Sellers will not, and Sellers will cause the Company not to, directly or indirectly) (A) take any action to solicit, initiate or encourage any proposal or offer or indication of interest from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers will not vote their Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Sellers will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ss.8). Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

         (b) ss.338(h)(10) Election and other Tax Matters.


                  (i) Sellers and Buyer acknowledge and agree that Sellers are entering into a sale of their Company Shares rather than the underlying assets of the Company. Notwithstanding the foregoing, upon written notice from Buyer to such effect, Sellers will timely join with Buyer in making an election under ss.338(h)(10) of the Code and Treasury Regulations ss.1.338(h)(10)-1(d) (and any corresponding elections under any applicable state and local law) (collectively, a "ss.338(h)(10)

Election") with respect to the purchase and sale of the Company Shares from Sellers under this Agreement. Buyer will make such ss.338(h)(10) Election by filing Form 8023 with the IRS no later than the fifteenth day of the ninth month beginning after the month in which the Closing occurs. In connection with the ss.338(h)(10) Election, Buyer and Sellers shall report for all purposes the purchase and sale of the Company Shares consistent with the ss.338(h)(10) Election and the allocation of the Purchase Price as set forth in the Allocation Schedule referred to in clause (iv) below, and shall take no position contrary thereto or inconsistent therewith in any income Tax Return, or in any discussion with or any proceeding before any taxing authority or otherwise; provided, however, that Buyer (and not Sellers) shall be responsible for the actual preparation and filing of all such forms, schedules, documents and other instruments in connection with the ss.338(h)(10) Election; and provided further that all reasonable costs and expenses incurred in connection with preparing and filing such documents shall be paid solely by Buyer. Sellers will include any income, gain, loss, deduction or other tax item resulting from the ss.338(h)(10) Election on their Tax Returns to the extent required by applicable law. Sellers will also pay any Tax imposed on the Company attributable to the making of the ss.338(h)(10) Election (including, without limitation, any Tax arising as the result of the recognition of any built-in gain pursuant to the provisions of ss.1374 of the Code and any Tax arising as the result of the "recapture" of previously deducted items) and Sellers, jointly and severally, will indemnify Buyer and the Company from and against any Adverse Consequences arising out of any failure to pay such Tax. Notwithstanding anything contained herein to the contrary, Buyer shall indemnify and hold each Seller harmless from any increase in any Tax payable by such Seller as a result of the ss.338(h)(10) Election ("Additional Taxes"). The amount of the Additional Taxes or any Tax savings shall be computed on a "with and without" basis, i.e., the federal and state income taxes of each Seller for a taxable year shall be determined assuming the ss.338(h)(10) Election has been made and assuming the ss.338(h)(10) Election has not been made with respect to the purchase and sale of the Company Shares, and assuming (i) that any income or losses resulting from the transaction described in this Agreement are the sole source of income and losses for each Seller and
(ii) as if each Seller were (A) subject to tax as a resident or domiciliary of his state of residence or domicile and (B) taxable at the actual maximum rates applicable to each Seller for the taxable year of Seller in which the sale takes place under applicable federal and state income tax laws for the year in which the transaction takes place under this Agreement. For purposes of this subsection (b), taxable income associated with any prior deferral of Tax resulting from the use of the cash method of accounting will not be considered as resulting from the transaction. Not less than fourteen (14) days after Buyer has provided Sellers with a copy of the Allocation Schedule, Sellers shall submit a good faith estimate to Buyer (along with any workpapers and supporting documents applicable thereto) for review and approval (which approval shall not be unreasonably withheld or delayed). Sellers shall submit the final computations to Buyer (along with any workpapers and supporting documents applicable thereto) for review and approval (which approval shall not be unreasonably withheld or delayed) no later than thirty (30) days prior to the due date (including extensions) for filing the applicable income Tax Returns and Buyer shall have ten (10) Business Days to approve or object to such final computation. Buyer shall indemnify each Seller for any Additional Taxes on or before the date such Additional Taxes are due or, if later, within five (5) Business Days after approval by Buyer of the computations by Sellers described above.

                  (ii) Buyer will bear any sales or use Tax attributable to the making of the ss.338(h)(10) election and will indemnify Sellers from and against any Liability arising out of any failure to pay such Tax.

                  (iii) Buyer will be responsible for preparing and filing all income and franchise Tax Returns of the Company relating to any tax period (including partial periods) that ends on or prior to the Closing Date (a "Pre-Closing Tax Period"), which are filed after the Closing Date. Buyer will allow Sellers an opportunity to review and comment on such Tax Returns (including any amended Returns). To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such periods. Sellers shall reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen
         (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. Seller shall also reimburse Buyer for the reasonable cost of preparing any such Tax Returns for the Pre-Closing Tax Period.

                  (iv) Buyer and Sellers agree that the Purchase Price and the liabilities of the Company will be allocated to the assets of the Company as shown on the Allocation Schedule, and Buyers and Sellers will file, and will cause the Company to file, all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

                  (v) Buyer and Sellers agree that in the event that the Purchase Price is adjusted under ss.2(e) or a Milestone Payment is made pursuant to ss.2(f), the Purchase Price allocated to the assets of the Company under ss.6(b)(iv) will be revised to reflect such adjustments or payments, and Sellers will report any gain or loss resulting from such adjustment or payments on their Tax Returns for the year in which such adjustment or payments are made; provided, however, that Buyer shall indemnify Sellers against any Additional Taxes payable by Sellers as a result of the ss.338(h)(10) Election as set forth in clause (i) of this subsection (b).

         (c) Transition. Sellers will not, and will cause the Company not to, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

         (d) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with the contesting or defending Party and its or his counsel in the contest, make available their personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under this Agreement).

         (e) Confidentiality. Each of Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that any of Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this ss.6(e). If, in the absence of a protective order or the receipt of a waiver hereunder, any of Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his reasonable best efforts to obtain, at the reasonable request of Buyer and at Buyer's cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

         (f) Ownership of Certain Accounts Receivable. If, after the Closing Date, any Seller receives a payment for any of the accounts receivable of the Company, that Seller shall deliver such payment (whether represented by check or otherwise) to the offices of Buyer. Notwithstanding any other provision in this Agreement, any payment related to the Company's accounts receivable for products invoiced prior to or at the time of Closing on the Closing Date (whether such payment is delivered to Buyer by a Seller pursuant to this Section 6(f) or received by the Company directly from one of its customers) shall be the property of Sellers. Buyer will segregate any such payments and deliver them to either Seller for the benefit of both Sellers. Each Seller acknowledges and agrees that once Buyer has delivered a payment to either Seller, Buyer shall have no additional responsibility to Sellers for such payment and the other Seller's only recourse will be against the Seller receiving such payment from the Buyer. Any payment related to the Company's accounts receivable for products invoiced after the time of Closing on the Closing Date shall be the property of Buyer.

         7. Conditions to Obligation to Close.

         (a) Conditions to Obligations of Buyer and CMED. The obligations of Buyer and CMED to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.3(a) and ss.4 above that are qualified as to their materiality shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at and as of the Closing Date;

                  (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) the Company shall have procured all of the third party consents specified in ss.5(b) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Company Shares and to control the Company, or (D) affect adversely the right of any of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) Sellers shall have delivered to Buyer and CMED a certificate to the effect that each of the conditions specified above in ss.7(a)(i)-(iv) is satisfied in all respects;

                  (vi) the Company shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(i), ss.3(b)(ii), ss.3(c)(ii), and ss.4(c) above;

                  (vii) Sellers shall have caused Lewis Avenue Holdings, Inc. to execute and deliver to Buyer a new lease (the "Sarasota Lease") for the property located at 1121 Lewis Avenue, Sarasota, Florida, having substantially in the form set forth in Exhibit B to this Agreement;

                  (viii) each of Winston E. Barzell and Willet F. Whitmore III shall have entered into employment agreements (the "Employment Agreements") with Buyer substantially in the forms set forth in Exhibit C to this Agreement;

                  (ix) between the date of this Agreement and the Closing Date, no Material Adverse Change in the Company shall have occurred and no material adverse change in the Company's relationship with its employees shall have occurred;

                  (x) except for the Employment Agreements and the Sarasota Lease, all contracts, agreements or arrangements between, among or otherwise involving the Company and a Seller shall have been terminated on or prior to the Closing Date, and the Company shall have no further obligations to Sellers thereunder;

                  (xi) Buyer shall have received from counsel to Sellers an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to Buyer, and dated as of the Closing Date;

                  (xii) Buyer shall have received the resignations, effective as of the Closing, of each director of the Company other than those whom Buyer shall have specified in writing at least five Business Days prior to the Closing;

                  (xiii) Sellers shall have terminated without liability to the Buyer or the Company that certain Cross Purchase Agreement made as of May 27, 1999 between the Sellers;

                  (xiv) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer and CMED;

Buyer may waive any condition specified in this ss.7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in ss.3(b) and ss.3(c) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Buyer and CMED shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) Buyer and CMED shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in ss.7(b)(i)-(iii) is satisfied in all respects;

                  (v) the Parties and the Company shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(a)(i), ss.3(b)(ii), ss.3(c)(ii), and ss.4(c) above;

                  (vi) CMED shall have delivered to Sellers an executed piggyback registration rights agreement with respect to CMED Stock, substantially in the form set forth in Exhibit E attached hereto;

                   (vii) Sellers shall have received from counsel to Buyer and CMED an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Sellers, and dated as of the Closing Date; and

                  (viii) all actions to be taken by Buyer and CMED in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this ss.7(b) if they execute a writing so stating at or prior to the Closing.

         8. Remedies for Breaches of This Agreement.

         (a) Survival of Representations and Warranties.

         All of the representations and warranties of Sellers contained in this Agreement shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three (3) years thereafter.

         (b) Indemnification Provisions for Benefit of Buyer and CMED.

                  (i) In the event any of Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in ss.2(a) above and the representations and warranties in ss.3(a) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Buyer or CMED makes a written claim for indemnification against any of Sellers pursuant to ss.11(h) within such survival period, then each Seller agrees to indemnify Buyer and CMED from and against the entirety of any Adverse Consequences Buyer or CMED may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer or CMED may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Sellers shall not have any obligation to indemnify Buyer or CMED from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Sellers until Buyer or CMED have together suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $10,000 aggregate threshold (at which point Sellers will be obligated to indemnify Buyer and CMED from and against all such Adverse Consequences relating back to the first dollar).

                  (ii) In the event any Seller breaches (or in the event any third party alleges facts that, if true, would mean any of Sellers has breached) any of his covenants in ss.2(a) above or any of his representations and warranties in ss.3(a) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Buyer or CMED makes a written claim for indemnification against such Seller pursuant to ss.10(h) within such survival period, then such Seller agrees to indemnify Buyer and CMED from and against the entirety of any Adverse Consequences Buyer or CMED may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Buyer or CMED may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (iii) Each Seller agrees to indemnify Buyer and CMED from and against the entirety of any Adverse Consequences Buyer or CMED may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Company and its Subsidiaries
         (x) for any Taxes of the Company and its Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with ss.6(b)) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet, and (y) for the unpaid Taxes of any Person (other than any of the Company and its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (c) Indemnification Provisions for Benefit of Sellers.

                  (i) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties, and covenants contained herein (other than the covenants in ss.2(a) above and the representations and warranties in ss.3(b) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that any Seller makes a written claim for indemnification against Buyer pursuant to ss.10(h) within such survival period, then Buyer agrees to indemnify each Seller from and against the entirety of any Adverse Consequences such Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences such Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that Buyer shall not have any obligation to indemnify Sellers from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of Buyer until Sellers have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $10,000 aggregate threshold (at which point Buyer will be obligated to indemnify the Seller from and against all such Adverse Consequences relating back to the first dollar).

                  (ii) In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its covenants in ss.2(a) above or any of its representations and warranties in ss.3(b) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Seller makes a written claim for indemnification against Buyer pursuant to ss.10(h) within such survival period, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (iii) In the event CMED breaches (or in the event any third party alleges facts that, if true, would mean CMED has breached) any of its representations, warranties, and covenants contained herein (other than the representations and warranties in ss.3(c) above), and, if there is an applicable survival period pursuant to ss.8(a) above, provided that any Seller makes a written claim for indemnification against CMED pursuant to ss.10(h) within such survival period, then CMED agrees to indemnify each Seller from and against the entirety of any Adverse Consequences such Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences such Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that CMED shall not have any obligation to indemnify Sellers from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of CMED until Sellers have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $10,000 aggregate threshold (at which point CMED will be obligated to indemnify the Seller from and against all such Adverse Consequences relating back to the first dollar).

                  (iv) In the event CMED breaches (or in the event any third party alleges facts that, if true, would mean CMED has breached) any of its representations and warranties in ss.3(c) above, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that Seller makes a written claim for indemnification against CMED pursuant to ss.10(h) within such survival period, then CMED agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (d) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with ss.8(d)(ii) above,
         (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (iv) In the event any of the conditions in ss.8(d)(ii)(A) or
         (C) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8. Notwithstanding anything contained herein to the contrary, in the event the condition in ss.8(d)(ii)(B) applies, the provisions of subsection (iii) above shall apply.

         (e) Determination of Adverse Consequences. All indemnification payments under this ss.8 shall be deemed adjustments to the Purchase Price and Buyer may, at its option, offset any indemnification payments to be received by it pursuant to this ss.8 against any Milestone Payments or Annual Incentive Payments due and owing to Sellers.

         (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company or the transactions contemplated by this Agreement. Each of Sellers hereby agrees that he or it will not make any claim for indemnification against the Company by reason of the fact that he was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

         9. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) Buyer, CMED and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Buyer may terminate this Agreement by giving written notice to Sellers on or before the 30th day following the date of this Agreement if Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, financial and accounting due diligence regarding the Company, including, among other things, the status and viability of the Company's ongoing relationships with its key customers and distribution partners;

                  (iii) Buyer or CMED may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event either of Sellers has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Buyer or CMED has notified Sellers of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 11, 2002, by reason of the failure of any condition precedent under ss.7(a) hereof (unless the failure results primarily from Buyer or CMED itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  (iv) Sellers may terminate this Agreement by giving written notice to Buyer and CMED at any time prior to the Closing (A) in the event Buyer or CMED has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of Sellers has notified Buyer and CMED of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before February 11, 2002, by reason of the failure of any condition precedent under ss.7(b) hereof (unless the failure results primarily from any of

         Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, and neither Party shall be Liable to the other Party for any costs and expenses incurred by such other Party in connection with the transaction contemplated hereby.

         10. Miscellaneous.

         (a) Nature of Certain Obligations.

                  (i) The covenants of each of Sellers in ss.2(a) above concerning the sale of his Company Shares to Buyer and the representations and warranties of each of Sellers in ss.3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty or covenant will be solely responsible to the extent provided in ss.8 above for any Adverse Consequences Buyer may suffer as a result of any breach thereof.

                  (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in ss.8 above for the entirety of any Adverse Consequences Buyer or CMED may suffer as a result of any breach thereof.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and CMED, on the one hand, and Sellers, on the other hand; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. In entering into this Agreement and any of the transactions contemplated by this Agreement, no Party has relied on oral statements or other inducements of the other not expressly provided for in this Agreement.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Prior to the Closing Date, no Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer, CMED and Sellers. After the Closing Date, (i) each Seller may assign his respective rights to receive Milestone Payments and other payments pursuant to this Agreement and (ii) Buyer and CMED may each assign its respective rights and obligations pursuant to this Agreement in connection with a merger, consolidation, transfer of assets or similar transaction, provided, that in each case the acquiring or surviving Person expressly assumes the obligations being assigned, including but not limited to any obligation to pay Milestone Payments to Sellers.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Sellers:
         --------------      Winston E. Barzell
                             Willet F. Whitmore III
                             Barzell Whitmore Maroon Bells, Inc.
                             1121 Lewis Avenue
                             Sarasota, Florida 34237

         Copy to:
         --------            David S. Band
                             Abel, Band, Russell, Collier, Pitchford & Gordon P.O. Box 49948
                             240 S. Pineapple Avenue
                             Sarasota, Florida 34230

         If to Buyer:
         ------------        CIVCO Medical Instruments Co., Inc.
                             102 First St. South
                             Kalona, IA 52247
                             Phone:  (319) 656-4447
                             Fax:  (319) 656-4451
                             (with a copy to CMED)

         If to CMED:
         ----------          Colorado MEDtech, Inc.
                             6175 Longbow Drive
                             Boulder, Colorado 80301
                             Attention: General Counsel

         Copy to:
         --------            James L. Palenchar
                             Bartlit Beck Herman Palenchar & Scott
                             1899 Wynkoop Street, Suite 800
                             Denver, Colorado 80202

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. Except as set forth in Section 10(m) below, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, CMED and Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Sellers agree that the Company has not borne and will not bear any of Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Covenant Not to Compete.

         (1) Except as set forth in Section 10(m)(2) or (3) below, in consideration of Sellers receipt of the Purchase Price for the Company Shares pursuant to this Agreement, each Seller severally agrees that for a period of three (3) years from and after the later of (i) the Closing Date and (ii) the termination of the employment period pursuant to such Seller's Employment Agreement (the

"Non-Compete Period"), such Seller will not, in association with or as an officer, principal, member, advisor, agent, partner, director, stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or Buyer's minimally invasive technology business engages in or, to Sellers knowledge, is planning to engage in during the Non-Compete Period, including but not limited to the Business. Such restriction shall cover each Seller's activities anywhere in the world.

         Each Seller severally agrees that, during the applicable Non-Compete Period, such Seller will not solicit or induce any Person who is or was employed by Buyer or any of Buyer's Affiliates, including the Company, at any time during such term or period (A) to interfere with the activities or businesses of Buyer or any of its Affiliates or (B) to discontinue his or her employment with Buyer or any of its Affiliates, nor shall such Seller employ any such Person.

         Each Seller further agrees that, during the applicable Non-Compete Period, such Seller will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of Buyer or any of its Affiliates, including the Company, to divert their business to any competitor of Buyer or such Affiliates, including the Company, or in any way interfere with the relationship between any such customer, distributor or supplier and Buyer and any such Affiliate (including, without limitation, making any negative statements or communications about the Buyer's minimally invasive technology business and the Company). During the applicable Non-Compete Period, such Seller will not, directly or indirectly, acquire or attempt to acquire any business in the world that competes with or is substantially related to the Business and to which Buyer or any of its Affiliates, prior to the termination of the Non-Compete Period, has made an acquisition proposal relating to the possible acquisition of such business by Buyer or any such Affiliate, or to Seller's knowledge, has planned, discussed or contemplated making such an acquisition proposal (such business, an "Acquisition Target"), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than Buyer or such Affiliate.

         Each Seller severally agrees and hereby acknowledges that (i) the provisions of this ss.10(m) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Buyer and its Affiliates, including the Company; (ii) such provisions contain reasonable limitations as to time, scope of activity and geographical area to be restrained; and (iii) the consideration provided under this Agreement, including without limitation, any amounts or benefits provided under ss.2 of this Agreement, is sufficient to compensate such Seller for the restrictions contained in this ss.10(m). In consideration of the foregoing, such Seller agrees that it or he will not assert that, and it should not be considered that, any provision of this ss.10(m) is otherwise void, voidable or unenforceable or should be voided or held unenforceable. The agreements of Sellers contained in this ss.10(m) are given as an inducement to, and part of the consideration for, Buyer's purchase of the Company Shares under this Agreement.

         This Section 10(m) shall be subject to the provisions of the Employment Agreements as such provisions specify the governing law and dispute resolution terms applicable to disputes regarding the covenants set forth in this Section 10(m), including, without limitation, the provisions of Section 6.1 and 6.2 of the Employment Agreements. The provisions of this Agreement concerning governing law and dispute resolution, including without limitation, Sections 10(i), (q) and (r), shall not apply to disputes arising under this Section 10(m).

         (2) Notwithstanding the foregoing Section 10(m)(1), the Parties acknowledge and agree that, with respect to Winston E. Barzell ("Barzell"), Barzell shall be permitted to continue his consulting services for original equipment manufacturers ("OEMs") that involve products, technologies or clinical applications relating to the Business consistent with past practice, provided the consulting services do not involve products or technologies that compete with or represent a conflict of interest with the products or technologies of the Business. In addition, the Parties acknowledge and agree that Barzell shall be permitted to continue to perform drug studies in the ordinary course of Barzell's medical practice, which at the present time include the following:
Bayer Pharmaceutical Division, Myriad Pharmaceuticals, Inc., Abbott Laboratories, Matritech, Inc., Pracis Pharmaceuticals, Inc., Anthra Pharmaceuticals, Inc. and ILEX Oncology Services, Inc. Barzell has disclosed to Buyer all current consulting relationships, including current drug studies, and has provided all current consulting agreements (other than consulting agreement for drug studies). Barzell shall not enter into any new consulting relationship without the prior approval of Buyer, which approval shall not be unreasonably withheld, other than for drug studies in the ordinary course of Barzell's medical practice.

         (3) Notwithstanding the foregoing Section 10(m)(1), the Parties acknowledge and agree that, with respect to Willet F. Whitmore III ("Whitmore"), Whitmore shall be permitted to continue his consulting services for OEMs that involve products, technologies or clinical applications relating to the Business consistent with past practice, provided the consulting services do not involve products or technologies that compete with or represent a conflict of interest with the products or technologies of the Business. In addition, the Parties acknowledge and agree that Whitmore shall be permitted to continue his consulting services with Boston Scientific Corporation and shall be permitted to perform drug studies in the ordinary course of his medical practice, in the event the Whitmore returns to the practice of medicine during the period Whitmore is employed by Buyer. Whitmore has disclosed to Buyer all current consulting relationships and has provided all current consulting agreements. Whitmore shall not enter into any new consulting relationship without the prior approval of Buyer, which approval shall not be unreasonably withheld, other than for drug studies in the ordinary course of Whitmore's medical practice, in the event that Whitmore returns to the practice of medicine during the period he is employed by Buyer, and additional consulting agreements with Boston Scientific Corporation consistent with past practices of Whitmore.

            (n) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. All accounting terms used in this Agreement shall have the meanings given to them in accordance with GAAP. The singular shall mean the plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular party defined herein shall be deemed to refer to each and every Person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used. All references to "Sections" shall be deemed to refer to the provisions of this Agreement. All references to time herein shall mean Mountain Standard Time or Mountain Daylight Time, as then in effect. The words "this Agreement," "hereof," "hereunder," "herein," "hereby," or words of similar import shall refer to this Agreement as a whole and not to a particular Section, subsection, clause or other subdivision of this Agreement, unless the context otherwise requires. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (o) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (p) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         (q) Submission to Jurisdiction. Except as provided in Section (10)(m), each of the parties (i) submits to the jurisdiction of any state or federal court sitting in Colorado solely for the purpose of permitting the Buyer to seek and obtain an injunction or appropriate equitable or other relief to prohibit a violation, or prevent a continuing violation, of the provisions of this Agreement, and each party agrees that all claims in respect of such injunction or appropriate equitable or other relief may be heard and determined in any such court, provided that no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding set forth in Section 10(r), (ii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, (iii) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto and (iv) agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

         (r) Arbitration. This Section 10(r) governs disputes under this Agreement, except as set forth in Section 10(m) above. Any and all disputes arising under or related to this Agreement which cannot be resolved through negotiations between the Parties shall be submitted to binding arbitration. If the Parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the Parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single neutral arbiter through the Judicial Arbiter Group ("JAG"), any successor of the Judicial Arbiter Group, or any similar arbitration provider who can provide a former judge to conduct such arbitration if JAG is no longer in existence, or an arbiter appointed by the court. The arbiter shall be selected by JAG or the court on the basis, if possible, of his or her expertise in the subject matter(s) of the dispute. The decision of the arbiter shall be final, non-appealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in Denver, Colorado. The arbiter shall be bound by the laws of the State of Colorado applicable to the issues involved in the arbitration and all Colorado rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. All such discovery shall be completed in accordance with the time limitations prescribed in the Colorado Rules of Civil Procedure, unless otherwise agreed by the Parties or ordered by the arbiter on the basis of strict necessity adequately demonstrated by the Party requesting an extension or reduction of time. The arbiter shall have the power to grant equitable relief where applicable under Colorado law. The arbiter shall issue a written opinion setting forth her or his decision and the reasons therefor within thirty (30) days after the arbitration proceeding is concluded. The obligation of the Parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this subsection (r) shall survive the termination of this Agreement. Notwithstanding the foregoing, pending the conclusion of an arbitration proceeding, Buyer may seek and obtain an injunction or other appropriate relief from a court of competent jurisdiction to prohibit the violation of the confidentiality provisions set forth in ss.6(e) of this Agreement, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

         (s) Release. Upon Closing, each Seller, on his own behalf, hereby gives to Buyer and each of Buyer's stockholders, affiliates, directors, officers, employees, successors and assigns, a full and complete release from and against any and all causes of action, suits, rights, claims and demands whatsoever, in law or in equity, whether presently known or known, asserted or unasserted, against, arising out of or pertaining to the matter set forth in ss.4(n)(ii) of the Disclosure Schedule.

                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Colorado MEDtech, Inc


By:   /s/ Stephen K. Onody
   ---------------------------------------
Name: Stephen K. Onody
Title:  President and CEO


CIVCO Medical Instruments Co., Inc.


By:  /s/ Charles R. Klasson, Jr.
   --------------------------------------
Name: Charles R. Klasson, Jr.
Title: President


Winston E. Barzell

      /s/ Winston E. Barzell
  ---------------------------------------



Willet F. Whitmore III

         /s/ Willet F. Whitmore III
   ---------------------------------------